UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2004

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 491-9700

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 28, 2004, Momenta Pharmaceuticals, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”).  Under the terms of the Loan Agreement, the Company may borrow up to an aggregate of $3.0 million through September 30, 2005 solely for reimbursement of purchases of Eligible Equipment, as defined under the Loan Agreement.  The Company is not obligated to draw down any amounts under the Loan Agreement and any borrowings shall bear interest at the per annum rate of the U.S. Treasury note yield to maturity for a term equal to forty-two months plus 5%, which rate shall be fixed on the funding date for each advance under the Loan Agreement.  Advances under the Loan Agreement are to be repaid over a forty-two month period commencing on the applicable funding date.  To secure the payment and performance in full of the Company’s obligations under the Loan Agreement, the Company granted to the Bank a continuing security interest in the Collateral, as such term is defined under the Loan Agreement and which essentially includes all Eligible Equipment and records relating thereto.  As of December 31, 2004, the Company had approximately $1.45 million in borrowings outstanding under the Loan Agreement.

On December 28, 2004, the Company also entered into a Loan Modification Agreement (the “Loan Modification Agreement”) with the Bank to amend selected terms and conditions of that certain Loan and Security Agreement dated as of December 27, 2002 by and between the Company and the Bank (the “Original Credit Facility”).  Under the Loan Modification Agreement, the Company and the Bank agreed to amend the Original Credit Facility to, among other things, conform certain provisions of the Original Credit Facility to the Loan Agreement, including the grant of security interest.  The Company’s ability to draw down any amounts under the Original Credit Facility expired on May 30, 2003, which term was not extended under the Loan Modification Agreement.  As of December 31, 2004, the Company had approximately $382,400 in borrowings outstanding under the Original Credit Facility, as amended by the Loan Modification Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Momenta Pharmaceuticals, Inc.

Date: January 4, 2005	By:	/s/ Richard P. Shea
Richard P. Shea Chief Financial Officer (Principal Financial Officer)